Exhibit 99.3

SAINT VINCENT HEALTHCARE SYSTEM, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

September 30, 2004

Assets
Current assets:
Cash	$2,304,000
Accounts receivable, less allowance for doubtful accounts of $6,397,000	28,875,000
Inventories of supplies, at cost	3,309,000
Prepaid expenses and other current assets	3,295,000

Total current assets	37,783,000
Property and equipment, net	73,703,000
Other intangible assets, net of accumulated amortization of $3,577,000	7,293,000
Investments and other assets	9,357,000

Total assets	$128,136,000

Liabilities and Shareholder’s Deficit
Current liabilities:
Accounts payable and accrued liabilities	$11,403,000
Accrued employee compensation and benefits	7,575,000
Other current liabilities	16,749,000

Total current liabilities	35,727,000
Due to affiliate	87,520,000
Minority interest	10,421,000
Notes payable to affiliate	162,000,000

Total liabilities	295,668,000
Commitments and contingencies
Shareholder’s equity (deficit):
Common stock, $1 par value. Authorized, issued, and outstanding 1,000 shares	1,000
Additional paid-in capital	31,306,000
Accumulated deficit	(198,839,000)

Total shareholder’s deficit	(167,532,000)

Total liabilities and shareholder’s deficit	$128,136,000

See accompanying notes to condensed consolidated financial statements.

SAINT VINCENT HEALTHCARE SYSTEM, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Nine months ended September 30, 2003 and 2004

	2003	2004

Net patient service revenue	$155,698,000	$171,376,000
Other revenue	8,565,000	9,407,000

Net operating revenue	164,263,000	180,783,000

Operating expenses:
Salaries and benefits	84,223,000	90,397,000
Supplies	39,545,000	35,376,000
Provision for doubtful accounts	7,179,000	9,549,000
Other operating expenses	36,567,000	47,953,000
Depreciation	2,857,000	2,641,000
Amortization	739,000	633,000

Total operating expenses	171,110,000	186,549,000

Income (loss) from operations	(6,847,000)	(5,766,000)
Interest expense to affiliate	12,150,000	12,150,000
Minority interest expense	144,000	1,069,000

Income (loss) before income taxes	(19,141,000)	(18,985,000)
Income tax expense (benefit)	(7,171,000)	(7,112,000)

Net income (loss)	$(11,970,000)	$(11,873,000)

See accompanying notes to condensed consolidated financial statements.

SAINT VINCENT HEALTHCARE SYSTEM, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Nine months ended September 30, 2003 and 2004

	2003	2004

Cash flows from operating activities:
Net loss	$(11,970,000)	$(11,873,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	2,857,000	2,641,000
Amortization	739,000	633,000
Provision for doubtful accounts	7,179,000	9,549,000
Minority interest expense	144,000	1,069,000
Increase (decrease) in cash from changes in operating assets and liabilities:
Accounts receivable	(23,865,000)	3,474,000
Inventories of supplies, prepaid expenses, and other current assets	(567,000)	2,623,000
Accounts payable, accrued, and other liabilities	(15,196,000)	(966,000)

Net cash provided by (used in) operating activities	(40,679,000)	7,150,000

Cash flows from investing activities:
Capital expenditures	(577,000)	(2,511,000)
Other investing activities	202,000	(1,068,000)

Net cash used in investing activities	(375,000)	(3,579,000)

Cash flows provided by (used in) financing activity:
Net change in due to affiliate	42,773,000	(1,637,000)

Net change in cash	1,719,000	1,934,000
Cash, beginning of period	—	370,000

Cash, end of period	$1,719,000	$2,304,000

Supplemental disclosures:
Interest paid through due to affiliate	$12,150,000	$12,150,000

Income tax payments are made at the parent company level.

See accompanying notes to condensed consolidated financial statements.

SAINT VINCENT HEALTHCARE SYSTEM, INC.

AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(1)	Basis of Presentation and Organization

      Saint Vincent Healthcare System, Inc., a Delaware corporation (the Company), is an indirect, wholly-owned subsidiary of Tenet HealthSystem HealthCorp, which is a wholly-owned subsidiary of Tenet Healthcare Corporation (together with its subsidiaries, “Tenet”). The Company operates Saint Vincent Hospital (the Hospital) and certain other healthcare businesses related to the Hospital. The Hospital is a 348-bed acute care facility that provides inpatient, outpatient and emergency care services in the Worcester, Massachusetts service area.

      The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries (collectively, the Medical Center) and have been prepared in conformity with accounting principles generally accepted in the United States of America for interim reporting and in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. Management believes the unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and the results of operations for the periods presented.

      Operating results for the nine-month period ended September 30, 2004 are not necessarily indicative of the results that may be expected for the full fiscal year. Reasons for this include, among others: overall revenue and cost trends, particularly recent trends in patient accounts receivable collectibility and associated increases in provisions for doubtful accounts: the timing and magnitude of price changes; fluctuations in contractual allowances; changes in Medicare regulations; the timing and magnitude of negotiations and settlement trends; impairment of long-lived assets; restructuring charges; litigation and investigation costs; acquisitions and dispositions of facilities and other assets; income tax rates; and changes in occupancy levels and patient volumes. Factors that affect patient volumes and, thereby, results of operations include, but are not limited to (1) unemployment levels, (2) the business environment of the local community, (3) the number of uninsured and underinsured individuals in the local community, (4) seasonal cycles of illness, (5) climate and weather conditions, (6) vacation patterns of both patients and physicians, (7) local health care competitors and (8) other factors relating to the timing of elective procedures. These considerations apply to year-to-year comparisons as well.

      The interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2003.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

SAINT VINCENT HEALTHCARE SYSTEM, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

(2)	Property and Equipment

      Property and equipment consist of the following as of September 30, 2004 and December 31, 2003:

	September 30,	December 31,
	2004	2003

Land	$7,724,000	$7,724,000
Buildings and improvements	60,195,000	59,258,000
Equipment	11,774,000	10,135,000
Construction in progress	7,000	1,246,000

	79,700,000	78,363,000
Less accumulated depreciation	(5,997,000)	(3,435,000)

Property and equipment, net	$73,703,000	$74,928,000

(3) Net Patient Service Revenue

      Revenues under the traditional fee-for-service Medicare and Medicaid programs are based primarily on prospective payment systems. Discounts for retrospectively cost-based revenues, which were more prevalent in earlier periods, and certain other payments, which are based on Medical Center’s cost reports, are estimated using historical trends and current factors. Cost report settlements under these programs are subject to audit by Medicare and Medicaid auditors and administrative and judicial review and it can take several years until final settlement of such matters are completely resolved. Because the laws, regulations, instructions and rule interpretations governing Medicare and Medicaid reimbursement are complex and change frequently, the estimates recorded by the Medical Center could change by material amounts. Adjustments for valuation allowances and prior-year cost report settlements decreased net patient service revenue by approximately $9,000 in the nine-month period ended September 30, 2003 and approximately $6,200,000 for the nine-month period ended September 30, 2004.

      Prior to the fourth quarter of 2003, the Medical Center recorded estimates for contractual allowances and cost report settlements based on the amounts generated from information accumulated from various accounting and information systems. Adjustments to these accruals were generally made upon the final settlement of Medicare and Medicaid cost reports. In the fourth quarter of 2003, the Medical Center completed the implementation of a new system and estimation process for recording Medicare net revenue and estimated cost report settlements. This resulted in a refinement in recording the accruals to more closely reflect the expected final settlements on the Medical Center’s cost reports. For filed cost reports, the Medical Center now records the accrual based on those cost reports and subsequent activity, and records a valuation allowance against those cost reports based on historical settlement trends. Beginning in the fourth quarter of 2003, the accrual is recorded based on estimates of what the Medical Center expects to report on the filed cost reports and a corresponding valuation allowance is recorded as previously described. Cost reports must be filed generally within the five months after the end of the annual cost reporting period. After the cost report is filed, the accrual may be adjusted accordingly. This change in approach during 2003 was inseparable from a change in estimate.

      Revenues under managed care health plans are based primarily on payment terms involving predetermined rates per diagnosis, per diem rates, discounted fee-for-service rates, stop-loss payment provisions and/or other similar contractual arrangements. These revenues also are subject to review and possible audit by the payers.

SAINT VINCENT HEALTHCARE SYSTEM, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

      In June 2004, an arbitration hearing was concluded with respect to a contractual dispute involving a managed care contract with Fallon Community Health Plan (FCHP), an affiliate of Fallon Clinic, Inc. (FCI). The Medical Center has a 45% investment interest in FCI, a multi-specialty physician practice. As a result of this arbitration, the Medical Center recognized approximately $8.3 million of additional net patient service revenue during 2004 for services provided prior to December 31, 2003.

      The Medical Center believes that adequate provision has been made for any adjustments that may result from final determination of amounts earned under all the above arrangements. The Medical Center is not aware of any material claims, disputes or unsettled matters with any payers for which it has not adequately provided for in the accompanying condensed consolidated financial statements.

(4)	Provision for Doubtful Accounts

      The Medical Center provides for an allowance against accounts receivable for an amount that could become uncollectible whereby such receivables are reduced to their estimated net realizable value. The Medical Center estimates this allowance based on the aging of its accounts receivable, its historical collection experience by each type of payor and other relevant factors.

      During the nine months ended September 30, 2003, the Medical Center recorded additional provisions for doubtful accounts of approximately $998,000 to write down its patients accounts receivables to their estimated net realizable value. The additional charge during the nine months ended September 30, 2003 consisted of two components (1) the effect of accelerating the write-down of self-pay accounts, and (2) the effect of re-evaluating the historical collection patterns for self-pay and managed care accounts receivable in light of the trends at that time.

      During the nine months ended September 30, 2004, the Medical Center further modified its process for estimating and writing down all existing self-pay accounts (and all future self-pay accounts receivable when they are recorded) to their net realizable value, resulting in an additional provision for doubtful accounts in the amount of approximately $2,296,000. This change in how the Medical Center estimates the net realizable value of self-pay accounts was primarily attributable to the continued increase in numbers of uninsured and underinsured patients.

(5)	Related Party Transactions

      Related party transactions include the following:

(a) The Medical Center has a cash management arrangement with Tenet. Pursuant to this arrangement, the Medical Center’s cash receipts are funded by Tenet through a zero-balance bank account as checks are presented for payment. Medical Center cash on deposit in the accounts of Tenet is presented net of amounts payable to Tenet and is classified in “Due to affiliate” in the accompanying condensed consolidated balance sheet, a non interest-bearing account.

(b) Tenet advanced funds to the Medical Center for insurance coverage, other operating costs and asset purchases during the nine months ended September 30, 2003 and 2004. Additionally, Tenet charged the Medical Center a management fee recorded in other operating expenses of $6,621,000 and $7,488,000 for the nine months ended September 30, 2003 and 2004, respectively, for administrative, financial, and technical support, which are generally allocated on a pro rata basis utilizing net operating revenues for all of Tenet’s hospitals. Such expense allocations to the Medical Center may not be representative of the costs to be incurred in the future or on a stand alone basis. Management believes the allocation method described above is reasonable.

SAINT VINCENT HEALTHCARE SYSTEM, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

(c) Substantially all of the Medical Center’s professional and comprehensive general liability risks in excess of self-insured retentions, which vary by policy year from $1 million to $2 million per occurrence, are insured through wholly owned insurance subsidiaries of Tenet. A significant portion of these risks is, in turn, reinsured with major independent insurance companies. The Medical Center is charged an allocation of cost by Tenet for its portion of cost relating to this program. The amount allocated to the Medical Center for these costs for the nine months ended September 30, 2003 and 2004 was approximately $1,953,000 and $1,845,000, respectively.

(d) Notes payable to affiliate of $162,000,000 as of September 30, 2004 consists of notes payable to an affiliate of the Medical Center for $117,000,000 and $45,000,000, bearing interest at 10% and payable in one principal installment on June 1, 2010. Interest expense for the nine months ended September 30, 2003 and 2004 was $12,150,000.

(e) The Medical Center has entered into agreements with FCI, whereby FCI provides directorship services related to teaching programs and nursing services related to chemotherapy. The Medical Center recognized expenses for these services of approximately $1,604,000 and $1,467,000 for the nine months ended September 30, 2003 and 2004, respectively. Also, the Medical Center has entered into agreements to provide FCI with emergency room physician services, infusion services and space rental within the Medical Center. The Medical Center recognized revenue for these services of approximately $3,137,000 and $2,279,000 for the nine months ended September 30, 2003 and 2004, respectively.

(6)	Claims and Lawsuits

      Tenet and the Medical Center are subject to a significant number of claims and lawsuits. Tenet is also the subject of federal and state agencies’ heightened and coordinated civil and criminal investigations and enforcement efforts, and has received subpoenas and other requests for information relating to a variety of subjects. In the present environment, management expects these enforcement activities to take on additional importance, that government enforcement activities will intensify, and that additional matters concerning Tenet and its subsidiaries may arise. Management also expects new claims and lawsuits to be brought against Tenet and its subsidiaries from time to time.

      The results of these claims and lawsuits cannot be predicted, and it is possible that the ultimate resolution of these claims and lawsuits, individually or in the aggregate, may have a material adverse effect on the Medical Center’s business both in the near and long term, financial position, results of operations or cash flows. Although Tenet and the Medical Center defend themselves vigorously against claims and lawsuits and cooperate with investigations, these matters (1) could require payment of substantial damages or amounts in judgments or settlements, which individually or in the aggregate could exceed amounts, if any, that may be recovered under insurance policies where coverage applies and is available, (2) cause substantial expenses to be incurred, (3) require significant time and attention from management and (4) could cause Tenet to close or sell hospitals or otherwise modify the way its business is conducted.

      Where specific amounts are sought in any pending legal proceeding, those amounts are disclosed. For all other matters, where possible the loss or range of loss is reasonably estimable, an estimate is provided. Where no estimate is provided, the possible amount of loss is not reasonably estimable at this time. Tenet presently cannot determine the ultimate resolution of all investigations and lawsuits.

      Currently pending legal proceedings and investigations that are not in the ordinary course of business are principally related to the subject matters set forth below.

      In July 2003, Tenet and several of its subsidiaries received administrative subpoenas from the United States Attorney’s Office for the Central District of California, seeking documents from 1997 to 2003

SAINT VINCENT HEALTHCARE SYSTEM, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

related to physician relocation agreements at seven Southern California hospitals owned by Tenet subsidiaries, as well as summary information about physician relocation agreements related to all of its hospital subsidiaries, including the Medical Center. Specifically, the subpoenas, issued in connection with a criminal investigation, seek information from Tenet, three intermediary corporate subsidiaries and subsidiaries that own or owned seven of Tenet’s Southern California hospitals. Tenet is cooperating with the government regarding this investigation.

      The United States Department of Justice (DOJ), in conjunction with the Office of the Inspector General of the Department of Health and Human Services, has been investigating certain hospital billings to Medicare for inpatient stays reimbursed pursuant to the diagnosis-related groups (DRG) 79 (pneumonia), 415 (operating room procedure for infectious and parasitic diseases), 416 (septicemia) and 475 (respiratory system diagnosis with mechanical ventilator). The investigation is believed to have stemmed initially from the government’s nationwide pneumonia “upcoding” initiative and focuses on 103 acute care hospitals owned by subsidiaries of Tenet or its predecessors, including the Medical Center, during the period September 1992 through December 1998. In January 2003, the government filed a lawsuit in the United States District Court for the Central District of California in regard to this matter alleging violations of the federal False Claims Act and various common law theories of liability. The government seeks treble damages and other relief, including punitive damages. In November 2003, the District Court (1) granted Tenet’s motion to dismiss for failure to plead fraud with the requisite particularity, with leave to amend, (2) granted, in part, Tenet’s motion to sever, with leave to amend, and (3) dismissed, with prejudice, the government’s claims for unjust enrichment, disgorgement and recoupment. Pursuant to the District Court’s order, in February 2004, the government filed a Second Amended Complaint and two additional related complaints against Tenet and various subsidiaries alleging successor liabilities for claims submitted by predecessors of Tenet. On July 17, 2004, Tenet moved to dismiss Case No. CV-04-857-GAF, which alleges payment by mistake and other common law theories against certain hospitals for claims submitted to the Medicare program from September 6, 1992 to February 28, 1995, which was prior to our acquisition of such hospitals. On July 19, 2004, Tenet answered the remaining two complaints, Case Nos. CV-03-206-GAF and CV-04-859-GAF. At a hearing held on September 27, 2004, the District Court took the motion to dismiss under submission, and, as of October 25, 2004, a ruling on that motion is still pending. In the meantime, discovery has commenced and trial is set to begin March 6, 2007.

      The DOJ has been investigating certain hospital billings to Medicare for inpatient stays reimbursed under the DRG system from January 1, 1992 to June 30, 2000. The investigation has focused on the coding of patients’ post-discharge status. The investigation arose from the federal government’s nationwide transfer-discharge initiative. In March 2004, Tenet signed a definitive settlement agreement with the DOJ to resolve all civil claims against substantially all Tenet hospitals, including the Medical Center, with respect to the payment of certain claims submitted to Medicare for transfers of Medicare patients. Tenet has adequately provided for the settlement of this matter as of December 31, 2003 in its consolidated financial statements. No amount of the settlement has been allocated to the Medical Center as of September 30, 2004.

      Tenet, including the Medical Center, records reserves for claims and lawsuits when they are probable and reasonably estimable. In cases where the likelihood or extent of a loss is not probable or cannot be reasonably estimated, Tenet, including the Medical Center, has not recognized all potential liabilities that may result. If adversely determined, the outcome of some of these matters could have a material adverse effect on the liquidity, financial position or results of operations of Tenet or the Medical Center.

SAINT VINCENT HEALTHCARE SYSTEM, INC.
AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

(7)	Subsequent Events

      In October 2004, Tenet announced that several of its subsidiaries, including the Company, had entered into a definitive agreement to sell three hospitals in Massachusetts, including the Hospital. The other hospitals are MetroWest Medical Center, consisting of Leonard Morse Hospital in Natick and Framingham Union Hospital in Framingham. Net after-tax proceeds, including the liquidation of working capital, are estimated to be approximately $167 million.